Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of May 12, 2014 (the “Effective Date”) between Signal Genetics, Inc. (the “Company” or “SG”) and Robert Johnson (the “Executive”). (Executive and the Company are referenced collectively herein as the “Parties.”)

RECITALS

WHEREAS, SG desires to retain Executive as Chief Financial Officer to manage and oversee certain financial, accounting and administrative aspects of the Company, and Executive desires to be employed by SG, in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to set forth the terms and conditions upon which Executive will serve the Company.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises contained in this Agreement, the Parties agree as follows:

ARTICLE I.

EMPLOYMENT AND DUTIES OF EXECUTIVE

1.1          Employment. SG hereby employs Executive as Chief Financial Officer (“CFO”) and Executive accepts employment as CFO of SG in accordance with the terms and conditions, and for the consideration, provided in this Agreement.

1.2          Employment Period. The term of this Agreement shall commence on the Effective Date and shall continue on a month-to-month basis, subject to the termination provisions set forth in this Agreement. On each one-month anniversary of the Effective Date after the Initial Term, this Agreement and Executive’s employment shall be deemed to have been automatically extended for an additional one (1) month term or such other period as mutually agreed to between the Parties unless either Party shall give written notice of non-extension to the other Party at least ten (10) days before such anniversary date, or unless sooner terminated as provided in this Agreement. Executive’s total term of employment with the Company under this Agreement during the Initial Term and any extended term is collectively defined and referred to as the “Employment Period.”

1.3          Duties of CFO.

1.3.1           During the Employment Period, Executive (i) shall have the title of CFO, (ii) shall devote a majority of his time and attention to perform his assigned duties and expend his best efforts, energies and skills to the business of the Company, and shall not engage in any other activity that would materially interfere with the performance of his duties under this Agreement (provided that Executive is permitted to continue to serve as senior tax accountant and controller at BSL Capital, Inc. to the extent that doing so does not create any conflict of interest with Executive’s obligations or duties under this Agreement, or to engage in endeavors related to the community, his faith, personal finances and effects and other charitable functions that do not materially interfere with the performance of his duties hereunder), and (iii) shall perform such duties, and comply with all reasonable directions and instructions of the Company’s Chief Executive Officer and Board of Directors.

1.3.2           During the Employment Period, Executive will report directly to the Chief Executive Officer of the Company.

1.3.3           In performing Executive’s duties hereunder, Executive shall in all material respects (i) abide by and comply with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any court, arbitrator tribunal, administrative agency, or commission or other governmental or regulatory body, agency or instrumentality or authority relating to the Company, (ii) abide by and adhere to the Company’s general policies and procedures as may be adopted from time to time and (iii) conduct himself with respect to the Company with the prudence, care, dedication and skill as would be manifested by one in the operation and management of his own assets and properties and in this regard shall owe a fiduciary duty of prudence and dedication and care to the Company.

1.4          Principal Employment.

1.4.1           Executive agrees that his position as CFO of the Company shall be his principal employment and that he will not subordinate that position to any other employment.

1.4.2           Executive agrees that, during his employment with the Company, he will not engage in any matter whatsoever in a business or other endeavor that would or might reasonably interfere with his duties or that is competitive with or similar in nature to the business of the Company. Nonetheless, Executive shall have the right to own up to 3% of the outstanding shares of a publicly held company if such shares are actively traded on a national stock exchange and he is not involved in the management of such company. Specifically excluded from the restrictions set forth in this Section, and other provisions of this Agreement, is Executive’s ability (as expressly permitted by the Company hereby) to continue to serve as senior tax accountant and controller at BSL Capital, Inc.

ARTICLE II.

COMPENSATION AND BENEFITS

2.1          Compensation. For all services rendered and required to be rendered by, covenants of and restrictions in respect to, Executive under this Agreement, SG shall compensate Executive as follows:

A.           CFO Base Salary. The Company shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept, a monthly salary (“Base Salary”) equal to $19,167.00, payable on a semi-monthly basis in accordance with the standard payroll practices of the Company.

2.2          Reimbursement of Expenses. During the Employment Period, Executive will be reimbursed for all reasonable business expenses, including travel and entertainment expenses, incurred in the performance of his duties, responsibilities, or services performed for the Company, upon presentation by Executive of the documentation, expense statements, vouchers, and such other supporting information as SG may request or as may be consistent with SG practices. Executive will comply with the Company’s policies in incurring and seeking reimbursement for such expenses.

2.3          No other Compensation. Executive acknowledges no entitlement to any additional payment or consideration not specifically referenced herein.

ARTICLE III.

TERMINATION

3.1          Termination. In addition to the expiration of the Employment Period, this Agreement may be terminated in the following circumstances:

A.           Termination For Cause. SG may, at any time during the Employment Period by written notice to Executive (the “Termination Notice”), terminate the Employment Period for uncured “Cause” effective immediately. The Termination Notice shall specify the reason for termination. In such an event, Executive’s sole remedy shall be to collect all unpaid Base Salary and all unreimbursed expenses payable for all periods through the effective date of termination. Executive shall not be entitled to earn or accrue any compensation or other amount from the Company after the effective date of termination. The foregoing amounts shall be paid on the date of termination.

For purposes hereof, “Cause” as utilized herein shall mean:

(i)          Expiration of the term of this Employment Agreement;

(ii)         A material breach by Executive of his fiduciary duty to SG that results in material harm to the Company;

(iii)        A material breach by Executive of the terms of this Employment Agreement or any other agreement between Executive and SG, which remains uncured for a period of ten (10) days following the receipt of written notice specifying the nature of the breach;

(iv)        The willful commission by Executive of any act of embezzlement, fraud, larceny or theft on or from SG;

(v)         Substantial and continuing willful neglect or inattention by Executive of the duties of his employment, refusal to perform the lawful and reasonable directives of the Company’s Chief Executive Officer and/or Board of Directors or the willful misconduct or gross negligence of Executive in connection with the performance of such duties which remain uncured for a period of ten (10) days following the receipt of written notice specifying the nature of the breach:

(vi)        The willful commission by Executive of any crime involving moral turpitude or a felony; and

(vii)       Executive’s performance or omission of any act which, in the judgment of the Chief Executive Officer and/or the Board of Directors, if known to the customers, clients, stockholders or any regulators of SG, would have a material adverse impact on the business of SG.

B.           Termination Without Cause. The Company may terminate this Agreement at any time for any reason, by delivering a written notice to Executive, effective ten (10) days after Executive receives such notice in accordance with the terms hereof. In such an event, Executive’s sole remedy shall be to collect all unpaid Base Salary and all unreimbursed expenses payable for all periods through the effective date of termination (the foregoing amounts shall be paid on the date of termination of Executive’s employment).

C.           Termination by Executive for “Good Reason” or Without “Good Reason”. Executive shall have the right to terminate his employment under this Agreement, and collect all unpaid Base Salary and all unreimbursed expenses payable for all periods through the effective date of termination (the foregoing amounts shall be paid on the date of termination of Executive’s employment) with or without “Good Reason” by the delivery of fifteen (15) days advance written notice to the Company.

For purposes hereof, “Good Reason” as utilized herein shall mean:

(i)          the Company has materially breached this Agreement and the Company has failed to cure or remedy such breach after 10-days written notice from Executive;

(ii)         there has occurred any material and substantial diminution or reduction in duties, Base Salary, title, health care coverage (but only if such diminution is disproportionate to a diminution in health care coverage applicable to other employees of the Company), authority or responsibilities of Executive, whether in scope or nature, and the Company has failed to cure or remedy such breach after fifteen (15) days written notice from Executive; and

(iii)        the Company has required that Executive perform any act or refrain from performing any act that would be in violation of applicable law.

ARTICLE IV.

MISCELLANEOUS PROVISIONS

4.1          Notice. All notices, requests, demands, consents, and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given and received, (i) if delivered by hand, the day it is so delivered, (ii) if mailed via the United States mail, certified or registered first class mail, postage prepaid, return receipt requested, five business days after it is mailed, or (iii) if sent by a nationally recognized overnight courier for next business day delivery, the business day after it is sent, to the Party to whom the same is so given or made, as follows: (a) to the Company, at its administrative offices and (b) to Executive, at the address maintained on the personnel records of the Company. Either Party may change the address to which notice is required to be sent by providing notice of the change of address in accordance with this Agreement.

4.2          Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

4.3          Counterparts. This Agreement may be executed in counterparts (including via e-mail with scan attachment or by facsimile transmission), and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all Parties.

4.4          Severability. In the event that any term or provision of this Agreement, or part thereof, is held to be invalid, such invalidation shall not affect the validity of the remainder of this Agreement. Further, the invalid provision shall be modified by the minimum amount legally required to make the provision valid and enforceable and to carry out the purposes of this Agreement. Moreover, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

4.5          Entire Agreement. This Agreement contains the entire agreement and understanding among and between the Parties with respect to the subject matter hereof, and supersedes any prior agreement and understanding among them with respect to the subject matter of this Agreement. Except as otherwise provided herein, this Agreement cannot be changed or terminated except by an instrument in writing signed by the Parties hereto. Any oral representations, modifications or amendments concerning this Agreement shall be of no force or effect unless contained in a subsequent written modification signed by the Executive and a duly authorized representative of the Company.

4.6          Personal Services Contract. This contract is a personal services contract and Executive may not assign any portion of his responsibilities under this Agreement. However, Executive shall have the right, after consultation with the Chief Executive Officer, to reasonably delegate appropriate administrative duties to any person who is an employee of the Company.

4.7          Binding on Successors. This Agreement shall be binding upon, and inure to the benefit of, each Party’s successors, transferees, heirs and assigns, only to the extent that such is permitted by this Agreement. It shall be binding on the Company and its officers, directors, and employees and shall not be affected by any change of name, change of geographical location, change of form, or acquisition by or merger with any other entity.

4.8          Indemnification. The Company recognizes that the activities within the scope of Executive’s employment create the potential in some jurisdictions of civil or even criminal actions being brought against Executive. To the fullest extent provided by applicable Delaware law and the Company’s organizational and controlling documents, and consistent with any indemnification provided to other Company executive employees under any applicable insurance policies, including its professional liability coverage for directors and officers and for acts and omissions relating to employees’ administrative duties, the Company shall indemnify, defend, protect and hold harmless Executive, from and against all claims, demands, causes of action, actions, suits, costs, damages, penalties, fines, liabilities, losses and expenses, whether civil or criminal, including, without limitation, reasonable attorneys’ fees and expenses, arising out of or resulting from the performance of Executive’s duties within the course and scope of Executive’s employment with the Company.

4.9          Confidentiality; Disclosure of Information.

(a)          Executive recognizes and acknowledges that he will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein or as may be approved by the Company from time to time, Executive will not during the Employment Period or for a period of 12 months thereafter, use or disclose to any other person or entity, any Confidential Information of the Company (except as required by applicable law or in connection with performance of Executive’s duties and responsibilities hereunder or to Executive’s legal and financial advisors so long as such advisors agree to be bound by the terms and conditions of this Paragraph 4.9(a)). Executive may disclose the existence of the obligations under this Paragraph 4.9(a) to future employers. If Executive is requested or becomes legally compelled to disclose any of the Confidential Information, he, if permitted by applicable law, will give prompt notice of such request or legal compulsion to the Company. The Company may waive compliance with this Paragraph 4.9(a) or will provide Executive with legal counsel at no cost to Executive to seek an appropriate remedy; provided however Executive may disclose any Confidential Information in the event notwithstanding all such efforts of the Company and such legal counsel if compelled by court order to do so.

The term “Confidential Information” shall mean information relating to the Company’s business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, executive lists, employment agreements (other than this Employment Agreement), personnel policies (including compensation paid to employees and consultants), the substance of agreements with patients, customers, suppliers, and others, marketing arrangements, patient lists, customer lists, commercial arrangements, or any other information relating to the Company’s business which is treated as confidential or proprietary by the Company in accordance with its policies. Notwithstanding the immediately preceding sentence, the provisions of this Paragraph 4.9(a) shall not apply to any information that: (1) is in the public domain; (2) is or becomes available to the public other than as a result of a disclosure by Executive in violation of this Paragraph 4.9(a); (3) was available to Executive on a non-confidential basis prior to the date of this Employment Agreement; or (4) becomes available to Executive on a non-confidential basis from a source other than the Company (other than through a known breach of a confidentiality obligation). This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Paragraph 4.9(a) by the Executive, regardless of whether the Executive continues to be employed by the Company.

(b)          It is further agreed and understood by and between the Parties to this Agreement that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other codes, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, patient lists, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like shall be the exclusive property of the Company and, upon termination of Executive’s employment with the Company, and/or upon the written request of the Company, all Company Materials, including copies thereof, as well as all other property of the Company then in Executive’s possession or control, shall be returned to and left with the Company.

4.10        Intellectual Property: Definition. Intellectual Property means any of the following that are conceived of, developed, reduced to practice, created, modified, or improved by Executive, either solely or with others, in whole or in part, in the course of, or as a result of, the Executive’s employment by the Company in any capacity, whether at the Company’s place of business or otherwise, and whether on the Company’s time or on the Executive’s own time: (i) writings (including notes, reports, manuals and instructions), software, source code, algorithms, works and copyrightable subject matter and rights, title and interest in copyrights and copyright registrations, (ii) rights, title and interest in know-how, technical information, processes, practices and systems, whether or not protectable by patent, copyright or trade secret law, (iii) trademarks, trade names, service marks, emblems, logos, symbols and insignia and rights with respect thereto, including registrations and registration rights, (iv) all developments, including trade secrets of any kind, discoveries, improvements, and ideas directly relating to or useable in the Company business and (v) licenses granted by third parties of rights to use any of the foregoing.

(a)          Intellectual Property shall be the exclusive property of the Company, and Executive shall have no right, title, or interest in, or to, the Intellectual Property. The Company shall have the sole and exclusive right, title, and interest in, and to, the Intellectual Property, which right shall continue notwithstanding the cessation of Executive’s employment. Executive also hereby irrevocably waives any “moral rights” that Executive may have in the Intellectual Property, and confirms that the Company shall have the right, in addition to the other rights granted hereunder and notwithstanding the termination of Executive’s employment for any reason, to make or have made, and own, enhancements, derivative works, and other modifications to any part of the Intellectual Property.

(b)          Executive hereby assigns to the Company any right, title, and interest that Executive may have in, and to, the Intellectual Property in any patent, copyright, industrial design, trademark registration, and any other similar right pertaining to the Intellectual Property which Executive may have.

(c)          Executive acknowledges that the assignments in (b) above are undertaken in part as a contingency against the possibility that any Intellectual Property, by operation of law, may not be considered a work made for hire by the Executive for the Company. The Company and its successors and assigns, shall have the right to obtain and hold in their own name all copyright registrations, patents, and other evidence of rights that may be available for the Intellectual Property and/or any portion thereof. Executive further acknowledges that all United States copyrights and all other intellectual property rights in the Intellectual Property (including any and all patents that may issue with respect thereto) shall be exclusively owned by the Company and shall be considered “works made for hire,” as such term is defined in the United States Copyright Act, by Executive for the Company.

(d)          Executive hereby covenants and binds Executive and Executive’s successors, assigns and legal representatives to cooperate fully and promptly with the Company and its designees, successors, and assigns, at the Company’s reasonable expense, and to do all acts necessary or requested by the Company and its designee, successors, and assigns, to secure, maintain, enforce, and defend the Company’s rights in the Intellectual Property. Without limitation to the foregoing, Executive shall execute on demand, and bind Executive and Executive’s successors, assigns and legal representatives, whether during Executive’s employment or at any time following the cessation of Executive’s employment, to any applications, transfers, assignments, and other documents as the Company may consider necessary for the purpose of: (i) obtaining, maintaining, vesting in, or assigning to, the Company absolute title to, (ii) applying for, prosecuting, obtaining, or protecting, or (iii) maintaining, enforcing, and/or defending the Company’s rights in, any patent, copyright, industrial design, trademark registration, or any other right pertaining to the Intellectual Property in any countries in the world. Executive further agrees, and binds Executive and Executive’s successors, assigns and legal representatives, to cooperate fully and assist the Company in every way possible in the application for, or prosecution of, such rights pertaining to the Intellectual Property and not developed during Executive’s employment with the Company.

(e)          Executive shall promptly disclose to the Company any patent application filed within one (1) year after termination of Executive’s employment with the Company. Executive shall have the burden of proving that any invention that relates, or pertains, to the Company’s business, and which is conceived less than one (1) year after the effective date of the termination of Executive’s employment relationship, was in fact made after such termination and not developed during Executive’s employment with the Company. Executive agrees that, during his employment with the Company, he will disclose to the Company all ideas, proposals, and plans, invented or developed by him, which relate to the business of the Company and its subsidiaries.

4.11        Non-Solicitation. Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Confidential Information (including trade secrets), customers, patients, accounts and business partners, and further acknowledges that, during the course of Executive’s employment with the Company, Executive will have access to the Company’s Confidential Information (including trade secrets), and will be introduced to existing and prospective customers and patients that are being targeted, vendors, accounts and business partners of the Company. Executive acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer or patient that is being targeted, vendor, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any existing or prospective customers or patients that are being targeted, vendors, accounts or business partners. Additionally, the Parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf. Executive acknowledges that as a result of the foregoing the restrictions contained herein and elsewhere in this Agreement are reasonably necessary to protect the Company from unfair competition by the Executive.

In recognition of this, Executive covenants and agrees that:

(a)          During Executive’s employment with the Company and for one year thereafter, Executive may not directly or indirectly induce, attempt to induce, solicit, attempt to solicit or encourage any employee, consultant, or contractor to leave the employment or engagement with the Company or any affiliate of the Company.

(b)          During Executive’s employment with the Company and for one year thereafter, Executive may not, directly or indirectly, induce, attempt to induce, solicit, attempt to solicit or encourage any customer, client, subscriber or supplier of the Company to change its relationship with the Company, or interfere with the Company’s business, relationships or prospective relationships with any person or entity that was or is expected to become a customer or client of the Company. As such, Executive agrees that he will not divert or take advantage of any actual or potential business opportunities of the Company in which it has a current interest or is actively pursuing.

4.12        Non-Disparagement; Non-Disclosure. Executive and the Company hereby agree that during the Employment Period and at all times thereafter, neither Executive nor the Company will make any public statement, or engage in any conduct, that is disparaging, derogatory, or otherwise is a negative or false statement about the other Party or, in the case of the Company, about any of its executives, officers, directors, or shareholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or any other aspect of the business of the Company and the capabilities of Executive. Notwithstanding any term to the contrary herein, neither Executive nor the Company shall be in breach of this Paragraph 4.12 for the making of any truthful statements under oath or in a judicial or other proceeding.

4.13        Representation. Executive represents and warrants to the Company that (i) Executive is able to enter into this Agreement with the Company, and Executive’s ability to enter into this Agreement and to fully perform Executive’s anticipated duties for the Company is not limited or restricted by any agreements, understandings, instruments, orders, judgments or decrees to which Executive is a party or by which Executive is bound and (ii) Executive’s performance of such duties for the Company will not directly or indirectly violate any contractual or common law obligations he has or had to other employers or entities. Executive agrees that he will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. Executive agrees that he will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by both the Company and such employer, person or entity.

4.14        Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of New York. Each Party hereto hereby irrevocably submits to the jurisdiction of the state and federal courts located in New York County, New York, and waives any claim based upon forum non-conveniens or lack of jurisdiction.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

EXECUTIVE:	EMPLOYER:

Robert Johnson	Signal Genetics, Inc.

/s/ Robert Johnson	By:	/s/ Samuel D. Riccitelli
Name: Samuel D. Riccitelli
5/12/14	Title: Chief Executive Officer
Date

May 12, 2014
Date

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